Exhibit 99.1

[GRAPHIC OMITTED]



FOR IMMEDIATE RELEASE

INSIGHT COMMUNICATIONS AND INSIGHT ACQUISITION CORP. ENTER INTO DEFINITIVE MERGER AGREEMENT

NEW YORK - JULY 29, 2005 - Insight Communications Company, Inc. (NASDAQ: ICCI) and Insight Acquisition Corp. today announced that they have entered into a definitive merger agreement providing for Insight Acquisition Corp. to acquire all of the publicly held shares of Insight Communications. Under the terms of the agreement, which was unanimously approved by the board of directors of Insight Communications, public shareholders of Insight Communications would receive $11.75 per share in cash.

Insight   Acquisition   Corp.,   the  acquiring   entity,   is  led  by  Insight
Communications   co-founders  Sidney  R.  Knafel  and  Michael  S.  Willner  and affiliates of The Carlyle Group. Mr. Knafel, Mr. Willner and their related parties collectively own shares of Insight Communications representing approximately 14% of the equity and 62% of the aggregate voting power.

The board of directors of Insight Communications acted upon the unanimous recommendation of a special committee of independent directors and has recommended that shareholders of Insight Communications vote to approve the acquisition. After careful consideration and a thorough review with its independent advisors, the special committee determined that the transaction is in the best interests of the Class A shareholders. The special committee's independent financial advisors have delivered written opinions to the effect that as of July 28, 2005, the merger consideration is fair from a financial point of view to the shareholders of Insight Communications (other than the buyer group). This determination by the special committee's financial advisors was based on, and subject to, assumptions and limitations set forth in these written opinions.

Consummation of the transaction is subject to certain conditions, including (i) approval of the merger agreement and merger by holders of a majority of the outstanding shares of Insight Communications' Class A common stock not held by Insight Acquisition Corp., its affiliates or the officers and directors of Insight Communications and (ii) termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is not subject to any financing conditions.

The $11.75 per share price represents a 21.4% premium over the closing price ($9.68) of Insight Communications' stock on Friday, March 4, 2005, the last day of trading before the announcement of Insight Acquisition Corp.'s original

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INSIGHT  COMMUNICATIONS  AND INSIGHT  ACQUISITION  CORP.  ENTER INTO  DEFINITIVE
MERGER AGREEMENT (PAGE 2 OF 3)


proposal on March 7, 2005, and a 28.7% premium over the six-month average closing price ($9.13) before the original proposal was announced. The terms of the agreement value the total equity of Insight Communications at approximately $710 million and implies an enterprise value of approximately $2.1 billion (based on Insight Communications' attributable share of indebtedness).

Mr. Knafel, chairman of Insight Communications, stated, "We are pleased that we have reached an agreement that will provide substantial benefits to our shareholders, customers and employees."

Mr. Willner, president and chief executive officer of Insight Communications, added, "Our current management team looks forward to continuing to lead this great business in the future, while building on our tradition of providing outstanding service and innovative solutions to our customers."

Michael J. Connelly, Carlyle managing director, said, "We are pleased to have the opportunity to support Insight Communications' management team and employees and to invest in the U.S. cable television business."

The parties also announced an agreement in principle to settle pending shareholder litigation challenging the transaction.

Morgan Stanley and Stephens are serving as Insight Acquisition Corp.'s financial advisors in the transaction, and Dow, Lohnes & Albertson PLLC and Debevoise & Plimpton LLP are providing legal counsel to Insight Acquisition Corp.

Citigroup Global Markets, Inc. and Evercore Partners are serving as financial advisors to the special committee, and Skadden, Arps, Slate, Meagher & Flom LLP is providing legal counsel to the special committee.

Sonnenschein Nath & Rosenthal LLP is providing legal counsel to Insight Communications.

ABOUT INSIGHT COMMUNICATIONS
Insight Communications, through a 50/50 partnership with Comcast, is the 9th largest cable operator in the United States, managing approximately 1.26 million basic customers (of whom half are attributable to Insight's equity) in the four contiguous states of Illinois, Indiana, Ohio, and Kentucky. Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering analog and digital video, high-speed Internet, and voice telephony in selected markets to its customers.



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INSIGHT  COMMUNICATIONS  AND INSIGHT  ACQUISITION  CORP.  ENTER INTO  DEFINITIVE
MERGER AGREEMENT (PAGE 3 OF 3)

ABOUT THE CARLYLE GROUP
The Carlyle Group is a global private equity firm with nearly $30 billion under management. Carlyle invests in buyouts, venture capital, real estate and leveraged finance in North America, Europe and Asia, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, technology & business services and telecommunications & media. Since 1987, the firm has invested $13.4 billion of equity in 396 transactions. The Carlyle Group employs more than 560 people in 14 countries.

This press release is not a solicitation of a proxy, an offer to purchase shares of Insight Communications or a solicitation of an offer to sell shares of Insight Communications, and it is not a substitute for any proxy statement or other filings that will be made with the Securities and Exchange Commission ("SEC"). When a proxy statement or any other material related to the transaction is filed with the SEC, investors are urged to thoroughly review and consider such filings because they will contain important information. Any such documents, once filed, will be available free of charge at the SEC's website (www.sec.gov) and from Insight Communications.

Statements in this release represent the parties' current intentions, plans, expectations and beliefs and involve risks and uncertainties that could cause actual events to differ materially from the events described in this release, including risks or uncertainties related to securing the requisite shareholder approval and satisfaction of the other condition in the merger agreement, as well as changes in general economic conditions, stock market trading conditions, tax law requirements or government regulation, and changes in the broadband communications industry or the business or prospects of Insight. The reader is cautioned that these factors, as well as other factors described or to be described in SEC filings with respect to the transaction, are among the factors that could cause actual events or results to differ materially from the current expectations described herein.

                                      # # #

CONTACTS:

INSIGHT COMMUNICATIONS:      INSIGHT ACQUISITION CORP.:       THE CARLYLE GROUP:
      Sandy Colony           Joele Frank / Steve Silva           Chris Ullman
      917-286-2300     Joele Frank, Wilkinson Brimmer Katcher   (202) 729-5450
                                   (212) 355-4449